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                              UNITED STATES                                                              SEC FILE NUMBER
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549                                                              333-60203

                               FORM 12b-25

                       NOTIFICATION OF LATE FILING
                                                                                              -------------------------------------
                                                                                                           CUSIP NUMBER
        (Check One): [ ] Form 10-K [ ] Form 20-F  [X] Form 11-K  [ ] Form 10-Q [ ] Form N-SAR                   N/A
                                                                                              -------------------------------------

         For the Period Ended:      December 31, 2001
                              --------------------------------
         [   ] Transition Report on Form 10-K
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
         [   ] Transition Report on Form 10-Q
         [   ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         --------------------------------------

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Abercrombie & Fitch Co. Savings and Retirement Plan
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Full Name of Registrant

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Former Name if Applicable

6301 Fitch Path
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Address of Principal Executive Office (Street and Number)

New Albany, Ohio  43054
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report or transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or
   [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

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Please see Attachment Sheet for Part III
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Michael J. Stevenson                614                283-6672
      --------------------------    ------------------  ------------------------
              (Name)                    (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
      answer is no, identify report(s).                         [X] Yes  [ ] No




(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                   [ ] Yes  [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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               ABERCROMBIE & FITCH CO. SAVINGS AND RETIREMENT PLAN
         --------- ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  July 1, 2002             By:    /s/ Seth R. Johnson
     -----------------             --------------------------------------------

                                Printed Name:  Seth R. Johnson
                                             ----------------------------------

                                Title:  Chairman of the Benefits Administrative
                                      -----------------------------------------
                                         Committee
                                       ----------------------------------------

















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                 Attachment Sheet for Part III of Form 12b-25 of
               ABERCROMBIE & FITCH CO. SAVINGS AND RETIREMENT PLAN


Abercrombie & Fitch Co. ("ANF"), the sponsor of the Abercrombie & Fitch Co. Savings and Retirement Plan (the "Plan"), discovered that inaccurate participant information was used by a third party administrator in calculating certain Plan reports for the Plan's fiscal year ended December 31, 2001 (the "2001 fiscal year"). The nature and extent of the inaccuracies have necessitated additional validation of the account information for all of the participants and former participants in the Plan before the preparation of the Plan's financial statements for the 2001 fiscal year can be completed.






















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